UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 7, 2005

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

5555 Oberlin Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On December 7, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of DexCom, Inc. (the “Company”) approved the 2005 Bonus Pool, the 2006 salary level for the Company’s Chief Executive Officer, and the 2006 Bonus Pool.  A summary of the actions follows.

2005 Bonus Pool

Under the 2005 Bonus Pool, the Registrant’s employees, including its executive officers, are eligible for cash bonus awards (“Awards”) for their 2005 performance.  The Company established a cash bonus pool of an amount up to $600,000.

The amounts of Awards, if any, allocable to individual employees will be at the discretion of the Chief Executive Officer, except for Awards to executive officers of the Company, which will be recommended by the Chief Executive Officer and reviewed and approved by the Committee.

Andrew Balo, the Company’s Vice President of Clinical and Regulatory, was granted an Award of $51,675.  Mark Brister, the Company’s Vice President of Advanced Development Teams, was granted an Award of $50,895.

Increase in Chief Executive Officer’s Salary

On December 7, 2005, the Committee recommended and approved an increase of Mr. Rasdal’s annual salary to $400,000 per year effective on January 1, 2006.

2006 Bonus Pool

On December 7, 2005 the Committee also approved a bonus pool for 2006 of approximately $1.9 million.  Bonuses will be awarded from the pool based on the weighted average achievement measured against certain objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Steven J. Kemper
Steven J. Kemper
Chief Financial Officer

Date:  December 13, 2005